FOR IMMEDIATE RELEASE

JED OIL INC. REPORTS FIRST QUARTER FINANCIAL RESULTS AND

RECENT BUSINESS ACTIVITIES

(all amounts expressed in U.S. Dollars)

Calgary, Alberta – Monday, May 17, 2004 – JED Oil Inc. (Amex: JDO) today announced financial results for the first quarter ended March 31, 2004 and an update on current activities. Revenues, consisting of interest income, were $125,780, resulting in a net loss of $70,891 for the period. The net loss for the period relates primarily to general and administrative expenses as field activities commenced late in the first quarter. Since the Company was established in September 2003, there are no prior year first quarter results to report.

"We are pleased with our progress in our corporate activities and field operations to date," said Reg Greenslade, Chairman and CEO of JED Oil Inc. "We have a quality team of dedicated employees who have worked together very successfully in the past. We are ramping up our field operations and executing our business plan as anticipated."

2004 Highlights to date:

Entered into a Farm-in/Joint Venture Agreement with Enterra Energy Trust for the development of several properties comprised of approximately 52,000 acres in East Central Alberta. JED will receive 70% of the production revenues generated by the development activities;

To date, four development wells have been drilled. All the wells were cased for production with two of the wells currently on production. In addition, two wells have been recompleted to access additional production and reserves and two wells have been converted to water injection wells to optimize production. A compressor and a gas line have also been installed to conserve natural gas that had been previously flared;

Completed a successful initial public offering of 1,900,000 shares of common stock at $5.50 per share including the 225,000 share underwriter over-allotment option, for gross process of $10,450,000;

Commenced trading on the American Stock Exchange on April 6, 2004 with an initial public offering price of $5.50; and,

6,662,418 shares of non-officers and directors were released from lock-up agreements with the underwriter after the stock price averaged over $10.00 per share for the first 15 days of trading, thus improving trading liquidity.

Outlook:

To date, JED currently has over 20 drilling locations identified on the joint venture lands and over 10 recompletion candidates in addition to other projects including waterflood implementation and optimization, facility upgrades, pipeline installations and infrastructure upgrades which will allow increased production and lower operating costs over the entire joint venture lands.

Bruce Stewart, JED’s CFO pointed out, "With the net proceeds of our initial public offering of approximately $9.3 million, we have a strong balance sheet with approximately $28.5 million in total assets and working capital, and no debt which will allow us to accelerate our field operations."

About JED

Established in September 2003, JED Oil Inc. is an oil and natural gas company that has recently commenced operations and plans to develop and operate oil and natural gas properties principally in western Canada. JED Oil does not anticipate direct property acquisitions; rather it develops properties with other oil and natural gas companies under joint venture/farm-in arrangements in which JED will finance the cost of development drilling in exchange for interests in the revenue generated by the properties.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: This news release contains forward-looking statements that are subject to risk and uncertainties, including, but not limited to, the impact of competitive services, demand for services like those provided by the company and market acceptance risks, fluctuations in operating results, cyclical market pressures on the oil and natural gas industry and other risks detailed from time to time in the company's filings with Securities and Exchange Commission. JED Oil undertakes no obligation to update or revise any forward-looking statements whether as a result of new developments or otherwise.

Company Contacts:	or	Investor Relations Counsel
JED Oil Inc. Bruce Stewart, CFO Reg Greenslade, Chairman & CEO (403) 537-3250		The Equity Group Inc. Linda Latman (212) 836-9609 Sarah Torres (212) 836-9611 www.theequitygroup.com